EXHIBIT 10.3
Consulting Agreement
This Agreement (this “Agreement”) is made effective for all purposes and in all respects as of this 20 day of February, 2006, by and between DIRT MotorSports, Inc., a Delaware Corporation with offices at 2500 S. McGee, Suite 147, Norman, Oklahoma 73072 (the “Corporation”), and Tom Deery, an individual residing at 30 Talaquah Boulevard., Ormond Beach, Florida 32174 (“Deery”).
WHEREAS, the Corporation desires to engage Deery to perform the duties of Interim President.
WHEREAS, Deery desires to be so engaged by the Corporation; and
WHEREAS, the Corporation and Deery desire to set forth in writing the terms and conditions of their agreements and understandings.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
1.	Duties of Interim President. Deery shall perform the duties of Interim President reporting to the Company’s CEO. During the term of this Agreement, Deery agrees to commit a substantial majority of his time in the performance of his duties as the Company’s Interim President, although both parties acknowledge that Deery may be involved on a limited basis in certain unrelated business activities. Deery agrees to perform his work on behalf of the Company in a prompt, efficient and professional manner. If Deery desires to be considered for the Corporation’s permanent President and Chief Executive Officer position, Deery shall provide formal written notice to the Corporation and comply with the formal search process as determined in the sole discretion of Corporation.

2.	Term of Engagement. The term of Deery’s engagement hereunder (the “Term”) shall commence as of the date hereof and shall continue for a period of six (6) months at which time this Agreement shall automatically renew under the same terms and conditions for an additional three (3) months unless the Corporation or Deery provide written notice to the other of its intent not to renew on or before 30 days prior to the scheduled termination date. Notwithstanding the foregoing, the termination of this Agreement for any reason shall not terminate or in any way affect Deery’s covenants and obligations set forth in sections 6, 7, 8 and 12 hereof.

3.	Compensation. The Corporation shall pay Deery a monthly cash fee of FIFTEEN THOUSAND DOLLARS ($15,000). During the Term, the Corporation shall not be obligated to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Deery, to pay any employment or similar taxes, to make any tax withholdings or to provide benefits that the Corporation provides to its employees. Deery shall be eligible to receive a cash or stock bonus in an amount and at times to be determined by the Corporation in its sole discretion.

4.	Stock Options/Restricted Stock. Upon the execution of this Agreement, Deery shall be granted five year options to purchase 50,000 shares of the Corporation’s common stock at a price of $4.00 per share in accordance within the Corporation’s existing 2004 Long-Term Incentive Plan. 25,000 of such options shall vest upon execution of this Agreement and 25.000 of such options shall vest on the six month anniversary of this Agreement. Deery shall be issued 50,000 restricted common shares upon execution of the Agreement which shall vest on the six month anniversary of the Agreement.

5.	Expenses Incurred. During the Term, the Corporation shall pay or promptly reimburse Deery for all reasonable travel, telephone and other business expenses paid or incurred by Deery in connection with the performance of Deery’s duties hereunder, upon presentation of expense statements, vouchers or other evidence of expenses providing the detail required by the Corporation.

6.	Treatment of Information.
A.	Deery acknowledges that Deery shall or may be making use of, viewing and adding to confidential information of a special and unique nature and value relating to such matters as the Corporation’s trade secrets, agreements, formats, methods, programs, documentation, manuals, white papers, other confidential reports and communications and lists of and information relating to promoters, customers and prospects (“Confidential Information”). Deery further acknowledges that any information and materials received by the Corporation from third parties in confidence shall be included in the definition of Confidential Information. Deery agrees that Deery shall not directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information to any third party. As any breach by Deery of its covenants and agreements in this section may cause irreparable injury to the Corporation that cannot be redressed by the payment of monies, the Corporation shall be entitled to enjoin any such threatened or continuing violation. Deery acknowledges that Corporation holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all trade secrets, copyrights, patent rights and derivative works pertaining thereto, and that this Agreement conveys to Deery only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. Deery further agrees that, except for such right of use, it shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence.

B.	Confidential Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Corporation is a party or a beneficiary or (iii) any duty owed to the Corporation by Deery or any third party; provided, however, that Deery hereby acknowledges and agrees that if Deery shall seek to disclose, divulge, reveal, report, publish, transfer or use any Confidential Information to any third party, Deery shall bear the burden of proving that any such information shall have become publicly available without any such breach. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (i) Deery shall first have given prompt notice to the Corporation of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) the Corporation shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Deery agrees to return all Confidential Information in Deery’s possession or under Deery’s control at the request of the Corporation or, in the absence of such a request, upon the termination of this Agreement.
7.	Ownership of Information. Deery covenants and agrees that all right, title and interest in any findings, agreements, reports, marks, inventions, writings, disclosures, discoveries, developments and improvements written, invented, made or conceived by Deery in the course of or arising out of this Agreement (hereinafter referred to as “Work Product”) shall remain the sole and exclusive property of Corporation and shall be a work made for hire. Deery agrees to disclose all Work Product to Corporation and agrees to execute any instruments and to do all other things reasonably requested by the Corporation (both during and after Deery’s engagement by the Corporation) in order to vest more fully in the Corporation all ownership rights in Work Product. Deery shall have written confidentiality and assignment of intellectual property rights agreements in place with any of its employees, agents, contractors or Deerys who do any work related to this Agreement so as to make this Agreement enforceable against such its employees, agents, contractors or Deerys.

8.	Indemnification. Deery agree to indemnify Corporation and pay all Corporation damages and all other costs associated with third party claims for claims arising out of Deery’s negligent performance or actions under this Agreement.

9.	No Prior Agreements. Deery represents that Deery’s performance under this Agreement do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Deery in confidence, trust or otherwise prior to Deery’s engagement by the Corporation) to which Deery is a party or by the terms of which Deery may be bound. Deery covenants and agrees that Deery shall not disclose to the Corporation, or induce the Corporation to use, any such proprietary information, knowledge or data belonging to any previous employer or client or others.

10.	Independent Contractor. Deery shall at all times be an independent contractor hereunder, but shall be permitted in his capacity as Interim Chief Executive Officer of the Company to represent the Corporation, make personnel decisions and act on the Corporation’s behalf, or to bind or obligate the Corporation. Deery shall not be treated as an employee for Federal tax purposes. While Deery shall be permitted to approve Corporation expenditures up to $25,000, any fees or expenditures over said sum shall be approved additionally by the Chief Financial Officer of the Corporation. The Corporation shall have the authority to increase said limit as appropriate in its sole discretion. Deery hereby represents and warrants to the Corporation that Deery is an independent contractor for Federal, state and local tax purposes. Further, Deery hereby covenants and agrees to pay any and all Federal, state and local taxes required by law to be paid by an independent contractor, including, without limitation, any taxes imposed by the Self Employment Contribution Act.

11.	Insurance. Deery shall be covered by the Corporation’s Director’s Officer and Liability Insurance in his capacity as Interim President.

12.	Governing Law and Venue. In view of the fact that the principal office of the Corporation is located in Oklahoma, the construction and interpretation of this Agreement shall at all times and in all respects be governed by the substantive laws of Oklahoma, without regard to its rules regarding conflicts of law. Any legal action taken by either party shall take place in the State of Oklahoma and the parties hereby submit to the exclusive jurisdiction of the same. In the event of any legal action or claim concerning the terms of this Agreement or the performance of any party under the terms of this Agreement, all reasonable legal fees, costs and expenses of the prevailing party relating to such legal action or claim shall promptly be paid by the other party.

13.	Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Deery, to Deery’s address as shown on the Corporation’s records, and, in the case of the Corporation, to its principal office.

14.	General. This Agreement contains the entire agreement and understanding by and between parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Deery, and their respective successors. However, Deery may not assign this Agreement or any duties hereunder without the express written authorization of Corporation. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Neither party shall be liable for the failure to perform its obligations under this Agreement due to events beyond such party’s reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God or acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any court or governmental body. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.
IN WITNESS WHEREOF, the Corporation and Deery have duly executed this Agreement intending to be bound thereby.

DIRT MotorSports, Inc.	Tom Deery

By: /s/ Paul A. Kruger	By: /s/Tom Deery

Print Name: Paul A. Kruger	Print Name: Tom Deery

Date: 2/20/2006	Date: 2/24/2006